1576 Rand Avenue
Vancouver, BC V6P 3G2
Tel: (604) 266 9539

PRESS RELEASE

Garuda Capital Corp. announces completion of helicopter-borne geophysical survey over new mining prospect:

VANCOUVER, BC Canada, August 9, 2006 – Garuda Capital Corp. (OTC BB: GRUA) today announced that Geotech Limited has completed the helicopter-borne geophysical survey being carried out for its subsidiary, Garuda Ventures Canada Inc., over its newly acquired mining prospect. Garuda Ventures acquired a 70 percent interest in Xemplar's 100 percent owned Corhill uranium-gold-platinum property located in the Northwest Territories (the “Corhill Property”).

The airborne VTEM (time-domain electromagnetic and magnetic) survey was undertaken for the purposes of investigating the mineral potential of the property. Results are expected in a matter of days and upon receipt the company will mobilize a crew with the objective of doing further exploratory work on the ground to define drill targets.

The Corhill Property is comprised of 18 mineral claims and covers 30,628 acres. The claims straddle the Northwest Territories/Nunavut border and are approximately 312 miles NNW of Yellowknife and 90 miles SW of Kugluktuk (formerly named Coppermine).

The property holds potential for Athabasca Basin-type unconformity uranium deposits and the genetically related Coronation Hill (Australia) type mineralization with associated gold and platinum group metals. The Corhill Property does not have any substantiated mineral deposits or proven reserves of minerals. Garuda Ventures intends to carry out preliminary exploration work to ascertain whether the claims warrant advanced exploration to determine whether they possess commercially exploitable deposits of uranium, gold or platinum group metals. The current work being undertaken is part of this process.

The region was initially explored for radium due to the discovery of the radium mines at Port Radium. Subsequent exploration efforts focused on uranium potential and in the 1970's a number of uranium showings were identified, including two occurrences that are located on the property.

About Garuda Capital Corp.

Garuda Capital Corp. is a Vancouver-based management company with the objective of developing businesses by providing missing key ingredients such as management expertise, strategic planning, fund raising capabilities, and an extensive network of international contacts.

The corporation has several wholly owned subsidiaries, Hagensborg Foods Ltd., Natural Program Inc., Garuda Gold Corporation, Garuda Minerals Inc., and Garuda Ventures Canada Inc. Garuda Gold and Garuda Minerals are currently seeking mineral exploration opportunities. The company has announced that it intends to divest itself of businesses that are not in the natural resource sector.

Forward-looking (safe harbour) statement:
Statements in this press release that relate to future results, strategies and events are based on the company’s current expectations. All statements other than statements of historical fact are statements that could be deemed to be forward-looking statements. These statements involve risk and uncertainties that could cause actual results to differ materially include, but are not limited to, those detailed in Garuda’s filings with the U.S. Securities and Exchange Commission. Garuda assumes no obligation to update the information in this press release.

For more information please contact:
Garuda Capital Corp., Investor Relations
Robin Relph
Phone 604 266 9539